Exhibit 99.1

Impac Mortgage Holdings, Inc. Sets September 13, 2018 as Date of

Special Meeting of Series B Preferred Stockholders

IRVINE, CA — August 10, 2018 — Impac Mortgage Holdings, Inc. (the “Company”) today announced the date of a Special Meeting of the Company’s 9.375% Series B Cumulative Redeemable Preferred Shares (“Series B Preferred Shares”).  The Special Meeting will be held on Thursday, September 13, 2018, at 9:00 a.m. local time, at the Renaissance Newport Beach Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660.  The Board of Directors has fixed the close of business on August 10, 2018 as the record date for the determination of holders of Series B Preferred Shares entitled to notice of, and to vote at, the Special Meeting.

The Special Meeting has been called by the Company’s Board of Directors in accordance with the Court Order issued on July 16, 2018 by the Circuit Court of Baltimore City.  The purpose of the Special Meeting is for the holders of the Company’s Series B Preferred Shares to elect two directors (the “Preferred Directors”) to the Company’s Board of Directors pursuant to the terms set forth in Articles Supplementary dated May 26, 2004 (the “2004 Articles Supplementary”).

The 2004 Articles Supplementary and the Bylaws contain certain advance notice and information requirements for the nomination of any individual for election as a Preferred Director, some of which have been waived by the Company’s Board of Directors with respect to the nomination of any individual for election as a Preferred Director at the Special Meeting.  In order to nominate an individual for election as a Preferred Director, the following steps must be taken: (a) notice of the proposed nomination of such individual must be provided in writing to the Secretary of the Company, or such person as the Secretary designates to receive notice, on or before August 20, 2018, by a person who is a beneficial owner of Series B Preferred Shares as of the date of such notice and as of the Record Date for the Special Meeting, (b) such notice must be accompanied by (i) the name, address and professional qualifications of such individual, (ii) such individual’s consent to serving as a Preferred Director, if elected, and (iii) as to the person giving the notice, the name and address of such person and the number of Series B Preferred Shares held of record and beneficially by such person as of the date of such notice and as of the Record Date for the Special Meeting, and (c) each individual so nominated, prior to the Special Meeting, upon the request of the Company, must provide a completed questionnaire (including a consent to conduct a background search) in form substantially similar as that provided to the Company’s other directors in connection with the Company’s annual meetings, with respect to information required to be disclosed by the Company with respect to its directors pursuant to applicable laws, rules or regulations or the rules of any securities exchange or quotation system upon which any securities of the Company are listed or traded.

Notice of nominations of individuals for election as Preferred Directors may be sent to the Company’s Secretary by fax at (949) 706-6208 or email at ron.morrison@impacmail.com.  After receipt of a timely and complete notice of a nomination, the Company will provide a questionnaire (including a consent to conduct a background search).  This questionnaire must be completed and returned to the Company the day prior to the date of the Special Meeting in order for a nominee to be properly presented at the Special Meeting.

Impac Mortgage Holdings, Inc. has not nominated any persons for election as Preferred Directors and is not soliciting proxies in favor of the election of any nominees for election as Preferred Directors.  Holders of Series B Preferred Shares are requested not to send any proxies to Impac Mortgage Holdings, Inc. in connection with the Special Meeting.

Camac Fund, LP has provided notice of its intent to nominate Eric Shahinian and Michael Cricenti for election as the Preferred Directors at the Special Meeting.  No individuals may properly be nominated for election as Preferred Directors unless they complete and return to the Company the questionnaire and consent to a background search described above on or before the day before the date of the Special Meeting. The Company intends to issue a press release containing the names of any other individuals if proper notice of their nomination is received on or before August 20, 2018.

Please refer to the charter of Impac Mortgage Holdings, Inc., including the 2004 Articles Supplementary, for a description of the Series B Preferred Shares and to the Bylaws for a description of the procedures for nominating a director.  A copy of the 2004 Articles Supplementary and Bylaws will be made available upon request and can also be found as exhibits to the Company’s reports filed with the Securities and Exchange Commission at its website at www.sec.gov.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please contact Alliance Advisors, LLC at 844-670-2148.